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                                                                    EXHIBIT 10.3

NOTE: CERTAIN MATERIAL HAS BEEN OMITTED FROM THIS AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24B-2. THE LOCATIONS OF THESE OMISSIONS ARE INDICATED THROUGHOUT THE AGREEMENT BY THE FOLLOWING MARKINGS:
[ * * * ].


                                LICENSE AGREEMENT

            THIS AGREEMENT made as of this 21st day of June, 2001, by and between MSO IP HOLDINGS, INC., a California corporation, with its principal place of business at 11100 Santa Monica Boulevard, Suite 600, Los Angeles, California 90025 ("MSO") and KMART CORPORATION, a Michigan corporation, with its principal place of business at 3100 West Big Beaver Road, Troy, Michigan 48084 ("Kmart").

            WHEREAS, MSO and Kmart have previously entered into an agreement, dated January 28, 1997 (the "Bed and Bath Agreement"), pursuant to which Kmart and MSO, among other things, merchandise and develop certain home products;

            WHEREAS, MSO and Kmart have previously entered into an agreement, dated June 1, 1998 (the "Garden Agreement"), pursuant to which Kmart and MSO, among other things, merchandise and develop certain garden products;

            WHEREAS, MSO and Kmart have previously entered into an agreement, dated April 21, 1999 (the "Housewares Agreement," and together with the Bed and Bath Agreement and the Garden Agreement, the "Prior Agreements"), pursuant to which Kmart and MSO, among other things, merchandise and develop certain housewares products;

            WHEREAS, Kmart and MSO have determined to terminate the Prior Agreements and enter into this Agreement, which shall set forth revised terms and conditions governing the relationship between the parties and shall, as of August 1, 2001, supersede the Prior Agreements in every way (except for obligations relating to payment of royalties for periods prior to August 1,
2001);

            NOW, THEREFORE, for good and valuable consideration the sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby agree as follows:

      I. Grant. Subject to the terms and conditions of this Agreement, MSO licenses to Kmart the limited right in the Territory (as defined below) to utilize the trademark MARTHA STEWART EVERYDAY(TM) and variations and stylized forms thereof designated by MSO (the "Trademark"), together with the name, likeness, voice and signature of Martha Stewart (in each case solely in connection with the Trademark) (the "Stewart Property"), and the designs and other intellectual property incorporated in the Licensed Products (as defined below) (the "Product Designs," and together with the Stewart Property and the Trademark, the "Licensed Property"), all of which shall be approved by MSO in the manner set forth herein, solely in connection with (i) the manufacture of Licensed Products, (ii) the distribution of Licensed Products to, and retail sale of Licensed Products by, Kmart's Kmart stores in the Territory, and (iii) the manufacture and exploitation of the Materials (as defined in Section VI(1)) in connection with Kmart's sales of Licensed Products through its Kmart stores. Any sale or other exploitation
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of the Licensed Products or use of the Licensed Property in a manner not explicitly permitted hereunder shall be deemed a material breach of this Agreement. "Licensed Products" shall mean the Home Products (as defined below), the Garden Products (as defined below), the Housewares Products (as defined below), the Seasonal Products (as defined below) and the Additional Products (as defined in Section XVII). The "Home Products" shall mean those products developed and merchandised by Kmart and MSO pursuant to the terms of this Agreement and/or the Bed and Bath Agreement in the product categories set forth on Schedule I(a) hereto. The "Garden Products" shall mean those products developed and merchandised by Kmart and MSO pursuant to the terms of this Agreement and/or the Garden Agreement in the product categories set forth on
Schedule I(b) hereto. The "Housewares Products" shall mean those products developed and merchandised by Kmart and MSO pursuant to the terms of this Agreement and/or the Housewares Agreement in the product categories set forth on
Schedule I(c) hereto. The "Seasonal Products" shall mean those products developed and merchandised by Kmart and MSO pursuant to the terms of this Agreement in the product categories set forth on Schedule I(d) hereto. "Product Category" shall mean a broad category of Licensed Product (1) comprising narrower categories of product associated by a common theme, and (2) which Kmart and MSO consider a cohesive program (e.g. Home Products, Garden Products, etc.). "Initial Products" shall mean the Home Products, the Garden Products, the Housewares Products and the Seasonal Products. "Territory" shall mean the United States of America and its territories, including, Puerto Rico, Guam, and the U.S. Virgin Islands, and the Caribbean. Additionally, if Kmart opens Kmart stores in additional small countries it may request of MSO for such country to be added to the definition of the Territory, which request MSO shall generally approve so long as (x) MSO (or its affiliate) is not already actively marketing (either directly or through third parties) products and/or services in such country, (y) MSO (or its affiliate) does not have plans to begin to market (either directly or through third parties) products and/or services in such country in the foreseeable future, and (z) MSO has no other compelling reason why adding such country to the Territory would be detrimental to MSO's (or its affiliate's) business.

      II. Exclusivity. (1) MSO warrants and agrees that the license of the Licensed Property contained herein is exclusive to Kmart in Exclusive Stores (as hereafter defined) in the Territory during the Term in connection with the promotion, advertising, manufacture, distribution and sale of any products which are Licensed Products. "Exclusive Stores" shall mean (i) the retail store outlets in the discount store channel of distribution which includes only Wal-Mart, Sam's Club, Target, J.C. Penney, Montgomery Ward, Venture, Bradlees, Kohl's, Mervyn's, Meijer, Fred Meyer, Shopko, Costco and Hill's and similar national or regional discount stores which are not in business as of the date hereof but which may come into existence in the future during the Term, provided that Kmart provides MSO with written notice of its desire to include such newly-existing stores within the definition of Exclusive Stores within 60 days of the initial opening of any such store and MSO reasonably agrees that such store should be so included, and (ii) the retail store outlets of Sears, Lowe's, Home Depot, HQ, Builder's Square and Hechinger's.

      (2) MSO may use or permit others to use the Licensed Property on products which are of the same product type as Licensed Products and which are of a higher quality and intended by MSO to be sold at a higher price point than the Licensed Products sold by Kmart provided, however, that such products are sold by such licensee other than through Exclusive Stores.


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      (3) In the event MSO wishes to develop, merchandise, and sell products in cooperation with Kmart in Product Categories other than those of the Initial Products, MSO shall provide Kmart written notice describing such category and MSO's desire to work with Kmart in connection therewith. Promptly thereafter, representatives of Kmart and MSO shall cooperate in good faith to agree upon appropriate Sales projections for such Product Category, a schedule for development and launch of the Licensed Products relating thereto, and other pertinent factors relating to the Program. Upon reaching agreement on these elements, MSO and Kmart shall enter into an addendum to this Agreement relating to such Product Category and setting forth all relevant information necessary to incorporate such Product Category into this Agreement. Royalty rates for such Product Categories shall be the same as royalty rates otherwise applicable hereunder and Minimum Royalty Amounts shall be [ * * * ] of agreed upon projections for Sales of such Licensed Products. MSO may not enter into any agreement with any Exclusive Store for the sale of Martha Stewart branded products in any of the Product Categories set forth on Schedule II(3) hereto unless agreement has not been reached with respect to projections, development and launch schedule for the Licensed Products in such Product Category within 90 days of the giving of notice by MSO hereunder, provided that if Kmart is still cooperating with MSO in good faith to come to such agreement this period will be extended for an additional 30 days. Any Licensed Products developed pursuant to this Section II(3) shall be "Additional Products." Notwithstanding the foregoing, in no event shall MSO enter into any agreements with Target, Wal-mart, Kohl's, J.C. Penny's, and Sears in connection with the manufacture, distribution or sale at such stores of products in the categories of apparel, electronics, sporting goods, automotive care, cameras or jewelry.

      III. Restrictions on Use. Kmart agrees that all use of the Licensed Property by Kmart shall be in the form and manner as is approved by MSO, which approval shall not be unreasonably withheld or delayed, and there will appear on all Licensed Products and their tags, labels, containers, packaging and the like, such legends, markings and notices as may be reasonably deemed necessary by MSO for protection under trademark, copyright or other applicable laws.

      IV. Royalties. Kmart shall pay to MSO in the manner described in Section V below royalties based on Sales (as defined below) at the royalty rates set forth on Schedule IV hereto. "Sales" for a particular period shall mean the aggregate retail sale prices charged by Kmart for Licensed Products sold during such period, net any amounts actually refunded by Kmart to customers on account of returns of Licensed Products during such period.

      V. Payments. (1) Kmart shall deliver royalty reports to MSO within thirty (30) days following the end of each Kmart fiscal quarter (the "Quarterly Reports"). Each Quarterly Report shall be certified as accurate by an authorized Kmart officer and shall set forth the Sales during such quarter by Product Category and SKU, as well as the amount of royalties payable with respect thereto. In addition to the Quarterly Reports, Kmart shall deliver non-binding (but based on Kmart's then current knowledge), interim reports containing the same sales information on a monthly basis, consistent with Kmart's practice under the Prior Agreements since 1998. Additionally, Kmart shall continue to work to provide MSO with electronic access to current financial information relating to Sales via the workbench system, any successor system and any supplemental systems necessary to provide MSO such access.


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      (2) When Kmart delivers the Quarterly Reports to MSO, Kmart shall also pay to MSO the royalties due and owing for the corresponding quarter. These payments shall be made by wire transfer to a bank account designated by MSO unless it is not practicable for Kmart to utilize such method, in which event payment shall be made by check to MSO. Additionally, Schedule V(2) hereto sets forth certain guaranteed royalty amounts as of each January 31 of the Term commencing on January 31, 2002 ("Minimum Royalty Amounts") by Product Category and in the aggregate which may give rise to increases in royalty payments otherwise payable. Specifically, the royalty payable in connection with each quarter ending January 31 shall be increased by the aggregate Category Shortfalls, if any, and by the Aggregate Shortfall, if any, for such January 31. A "Category Shortfall" shall mean, for any Product Category and any January 31, the excess, if any, of the Minimum Royalty Amount for such Product Category and such January 31 over the amount of royalties paid and/or payable to MSO on account of Sales relating to such Product Category that occurred during the twelve-month period ending on such January 31. An "Aggregate Shortfall" for any January 31 shall mean the excess, if any, of the aggregate Minimum Royalty Amount relating to such January 31, over the amount of royalties paid and/or payable to MSO on account of Sales of the Initial Products that occurred during the twelve-month period ending on such January 31.

      (3) Kmart shall maintain complete and accurate records of the Sales, royalty computations, royalty reports and amounts spent on advertising and shall, upon reasonable request, make such records and all other documents and materials in the possession or control of Kmart and reasonably required to confirm Kmart's satisfaction of its obligations under this Agreement and the Prior Agreements available to MSO or its duly authorized representatives, during usual business hours at Kmart International Headquarters in Troy, Michigan, for the duration of this Agreement and for one year thereafter, and to make extracts therefrom at its sole expense. All such records and documents shall be deemed Information under Section XXV hereof. In the event any audit reveals that Kmart has underpaid MSO pursuant to this Agreement and/or any of the Prior Agreements, Kmart shall promptly pay MSO the aggregate difference between what MSO should have been paid, and what MSO was paid, plus interest on such amount at an annual rate of 8%, compounded semi-annually. Moreover, in the event the amount of any such underpayment equals or exceeds two and one-half percent (2.5%) of the amounts actually paid to MSO during the period with respect to which the audit was conducted, Kmart shall bear MSO's reasonable costs of the audit, including, without limitation, any amounts payable to MSO's outside auditors in connection therewith.

      VI. Licensed Product Design, Consultation, Quality, Schedules, Approvals, and Expenses. (1) The parties recognize that the name Martha Stewart has valuable goodwill with the consuming public, and that Martha Stewart ("Stewart") is recognized as an authority on quality and style in the area of domestic products and related activities. It is an objective of this Agreement that MSO, Kmart, and Kmart's vendors of Licensed Products establish a broad spectrum of Licensed Products with respect to quality and design consistent with Stewart's image and Kmart's pricing philosophy. The parties agree that as an integral part of this Agreement, MSO shall direct Kmart and Kmart's vendors of Licensed Products in the establishment of the Strategic Direction (as defined below) of the initial line and subsequent evolutionary lines (and all changes therein) of merchandise comprising each Product Category. As used herein the "Strategic Direction" shall include development of all aspects of the Licensed Products and the promotion thereof including, without limitation, (A) concepts, designs, and product selection, (B) marketing support, and (C) packages, labels, hang tags, signage, other


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consumer facings and advertising and promotional materials to be used in connection with the Licensed Products (materials in this sub-clause (C), whether developed under this Agreement or a Prior Agreement, the "Materials") . The Strategic Direction with respect to each Product Category shall be developed and modified as follows:

            (i) Approximately eighteen months prior to the scheduled store implementation of each transition of Licensed Products or at such time as may be mutually agreed upon, MSO and Kmart shall meet with respect to such products. At such meetings, Kmart shall be responsible, in consultation with MSO, for proposing a merchandise plan (including selected vendors and planned linear footage) and time and action calendars for the relevant Licensed Products as well as related packaging/display requirements. MSO shall review the foregoing and shall work with Kmart to finalize the same.

            (ii) MSO shall then present Kmart with product and packaging design concepts. Kmart shall review such concepts and shall work with MSO to finalize the same. After the concepts have been finalized, MSO shall deliver to Kmart and the relevant vendors Licensed Product designs, each with a specific Martha Stewart Everyday design number, according to the approved time and action calendars. Kmart and the relevant vendors shall then review the product designs for price point, delivery and other pertinent merchandise needs and Kmart quality control shall review all designs to ensure that they meet or exceed industry standards. Notwithstanding the foregoing, prior to any vendor receiving any designs or other proprietary or confidential information, such vendor must enter into an agreement (the "Vendor Agreement") in substantially the form set forth on Schedule VI(1)(ii) hereof regarding the confidentiality and proprietary nature of certain information, designs and materials to which the vendors shall have access. MSO and Kmart shall cooperate to cause all vendors to enter into the Vendor Agreement.

            (iii) Kmart and the relevant vendors shall determine all package, display and label requirements, both legal and otherwise, and forward the related specifications and schedules to MSO. MSO shall then direct the creative look of all packaging, display and labels for the Licensed Products.

            (iv) As Licensed Products are developed by vendors based on MSO's approved design concepts, MSO shall review such development and submit comments and direction to Kmart and the vendors. When samples of each Licensed Product are completed, such samples shall be reviewed by Kmart and MSO. All samples shall be reviewed by Kmart and MSO prior to comments being given to the vendors and shall be tested for quality by Kmart. Both Kmart and MSO must approve a sample before it can be manufactured for sale. Kmart shall give such approvals based upon its merchandise needs and on the results of its quality testing and MSO shall give its approvals based upon the design concepts it submitted to Kmart and MSO's brand objectives (including quality).

            (v) Kmart shall monitor the packaging and display development to insure schedules for all vendors are being met. MSO shall monitor the packaging and display development to coordinate the design and art direction needs of all Licensed Products being packaged and displayed. Both Kmart and MSO must approve all packaging and displays before they can be used in connection with the Licensed Products. Kmart shall


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      give such approvals based upon its merchandise needs and MSO shall give such approvals based upon the design concepts it submitted to Kmart and MSO's brand objectives (including quality).

            (vi) The activities set forth in this Section VI(1) shall be conducted in a manner generally consistent with past practice under the Prior Agreements as of the date hereof.

      (2) Kmart agrees that each Licensed Product sold by it pursuant to this Agreement, and the Materials utilized in connection therewith, shall conform to the specifications developed by MSO pursuant to Section VI(1) hereof (or under a Prior Agreement) and shall be of a quality equal to or exceeding the samples of such Licensed Product approved by MSO pursuant to Section VI(1) hereof (or a Prior Agreement). Promptly following execution of this Agreement, MSO and Kmart shall develop and implement a mutually agreeable program for (i) reviewing and testing the quality, safety and propriety for intended use of samples of Licensed Products prior to the time at which they are approved for mass manufacture and sale, and (ii) for monitoring quality and safety on a continuing basis to make sure that the factory runs of each Licensed Product are consistent with the initially approved samples. The costs of this program shall be the responsibility of Kmart. This program shall include vigorous testing of Licensed Products for wear and tear, maintenance, use and other appropriate elements to be determined by the parties. The program shall be primarily implemented by Kmart but shall involve MSO personnel as the parties deem appropriate.

      (3) Upon receipt of a notice from MSO pursuant to this Agreement setting forth any quality deficiencies prohibited by this Agreement, or upon Kmart's discovery of any such deficiencies, Kmart and/or Kmart's vendors of the Licensed Products containing such deficiencies shall remedy such deficiencies prior to the sale of the deficient Licensed Products or, at their option, dispose of such off-quality merchandise through other outlets. Whenever such merchandise is sold as aforesaid, no use of or reference to the name Martha Stewart or any Licensed Property shall be used in connection with any advertising, publicity, labeling, wrapping or packaging with respect to any such sales. In accordance with the practice in the trade, Kmart's vendors of Licensed Products shall notify their customers to assure compliance by them with the requirements of the preceding sentence. Kmart and its vendors of Licensed Products shall be deemed to have met this obligation by the removal of all labels, tags and marks which would identify the goods as Martha Stewart merchandise and by placing the following legend on all purchaser's invoices for such goods and by enforcing the terms of such legend if, in the event of non-compliance and following consultation with MSO, MSO and Kmart deem it appropriate for brand protection:

            "Purchaser agrees that it will not use the name `Martha Stewart' or the legend `designed by Martha Stewart' or any other phrase or statement using the name `Martha Stewart' on any advertising, publicity, labeling, wrapping or packaging with respect to the merchandise listed hereon."

In the event certain Licensed Products must be disposed of pursuant to this
Section VI(3) and such products have the Trademark or some derivation thereof embedded in the product (e.g. a stamp or mold), Kmart and MSO agree to cooperate in good faith to determine a manner in which such Licensed Products can be disposed of that is mutually beneficial and minimizes any potential impact to the Sales and brand image of the Licensed Products.


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      (4) Kmart shall select its vendors of Licensed Products pursuant to the
Kmart Quality Standards, Policies and Procedures set forth on Schedule VI(4) hereto.

      (5) MSO and Kmart each agree to exercise their respective rights of approval hereunder in a reasonable and timely manner, consistent with any agreed upon time schedules and the established Strategic Direction. Notwithstanding the foregoing, no decision by Kmart to refuse to offer for sale a particular product that MSO desires to have manufactured for sale shall be considered unreasonable, unless such refusal is made for purposes of frustrating the purposes of this Agreement. Kmart shall designate one individual authorized to exercise its approval rights hereunder and to be the liaison between Kmart and MSO.

      (6) Except as set forth in Section VIII(2) or as otherwise explicitly stated herein or agreed upon by Kmart, MSO shall be responsible for the costs of its personnel in connection with its services and activities hereunder (including, without limitation, its services and activities under Section VI
(1)) (the "MSO Costs"). Kmart shall bear all its own expenses incurred in connection with this Agreement, as well as all other costs incurred in connection with the sourcing, design, manufacturing, distribution, marketing, advertising and sale of the Licensed Products and the Materials, including, without limitation, all photography and production costs relating to the Materials. In connection with all still photography shoots, MSO shall continue to conduct such shoots, to invoice Kmart therefor and to pay all relevant third party costs (including photography costs) from such invoiced amounts, provided that budgets for such shoots will be determined in advance by MSO and Kmart.

      (7) In furtherance of the valuable goodwill that Martha Stewart products carry with the consuming public, Kmart agrees that it shall cause Kmart store employees in every Kmart store to dedicate adequate and substantial time to (i) replenishing the shelves that display Licensed Products, (ii) monitoring store inventory levels of Licensed Products (including, without limitation, using reasonable efforts to increase inventory levels in anticipation of sale events, and generally maintaining inventory levels sufficient to meet demand), (iii) ensuring that the areas in which the Licensed Products are sold are clean, and
(v) forwarding any Licensed Products which are returned to the relevant Kmart store for reasons of defect to a Kmart quality assurance representative.

      (8) Kmart and MSO agree that the Seasonal Products shall be introduced at all Kmart stores in time for the Christmas season in 2002, provided that each party acknowledges certain products requiring substantial developmental lead-times will not be available until 2003. The portion of the Martha Stewart Everyday program comprising Garden Products shall be conducted according to the terms set forth on Schedule VI(8) hereto as well as the rest of the terms of this Agreement.

      VII. Term. This Agreement shall commence on August 1, 2001 and continue in full force and effect until January 31, 2008 (the "Term"). Provided that (i) the aggregate royalties earned by, and paid to, MSO hereunder with respect to Sales of the Initial Products occurring from August 1, 2001 through January 31, 2007 equals or exceeds [ * * * ], and (ii) the royalties earned by, and paid to, MSO with respect to Sales of the Initial Products during the four quarters ending January 31, 2007 equals or exceeds [ * * * ], this Agreement shall automatically be


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renewed for an additional five years (the "Renewal Term"). Notwithstanding the foregoing, the Term commences as of the date hereof solely with respect to the terms of Section XXIX hereof.

      VIII. Promotional and Marketing Services. (1) MSO shall cause Stewart to render her services in a professional manner consistent with the intent of this Agreement and to use her reasonable good faith efforts to participate in the promotion and imaging of the Licensed Products including, without limitation, through television, radio and print advertising, in-store videos, appearances and other media presentations or programs and shall use reasonable and appropriate opportunities, in her reasonable discretion, to promote the Licensed Products and Kmart's sale thereof including, without limitation, interviews, editorials, press conferences, press releases and television appearances. In light of the considerable demands on Stewart's schedule, Kmart and MSO shall cooperate in good faith to schedule the dates, times, places and manner in which Stewart shall fulfill her obligations under this Section as far in advance, and in the most convenient manner, possible. Subject to the final sentence of this
Section VIII(1), MSO shall cause Martha Stewart to be available to render services under this Section VIII(1) consistent with past practices under the Prior Agreements, but in no event for more than 25 days annually, inclusive of travel time. Kmart shall pay all costs and expenses in connection with such services including, without limitation, costs of first class air travel (or private plane) and lodging consistent with Kmart's past practices with Stewart under the Prior Agreements as of the date hereof. Any significant expenses anticipated by MSO in excess of those generally borne by Kmart pursuant to past practice under the Prior Agreements shall be first submitted to Kmart for approval. No failure by MSO to comply with the terms of this provision by reason of the death, disability or incapacity of Martha Stewart shall be considered a breach of this Agreement.

      (2) Each year, Kmart and MSO shall consult regarding the advertising needs for the Licensed Products for the following year, taking into account the existence of any Additional Products and extensions of existing product lines, following which Kmart shall determine the aggregate amount to be spent on advertising for the Licensed Products ("MSE Advertising") during such year. Notwithstanding the foregoing, the aggregate amount to be spent on MSE Advertising during any twelve-month period ending on any January 31 throughout the Term (the "Annual MSE Ad Spend"), commencing with the twelve-month period ending January 31, 2002, shall represent a percentage of projected Sales for such period that is no less than the percentage that estimated MSE Advertising expenditures for 2001 as of the date hereof (such estimate, the "2001 MSE Ad Spend") represents of Sales for 2001, provided, however, that the Annual MSE Ad Spend for any year shall not represent a larger percentage of the aggregate advertising expenditures by Kmart during such year than the percentage that the 2001 MSE Ad Spend represents of Kmart's aggregate advertising expenditures during 2001. Marketing expenses relating to significant product launches shall be outside of this budget. Kmart and MSO agree that in the event of a Renewal Term the parties shall review whether the foregoing method of determining levels of MSE Ad Spend is in the mutual best interest of MSO and Kmart and shall make any changes thereto that are mutually agreed upon at the time of such renewal. Kmart and MSO shall discuss the best allocation of the year's advertising budget between production, media selection, and timing of advertising campaigns. Although MSO shall be given the opportunity to meaningfully consult with Kmart regarding such allocation, Kmart shall make the final determination as to how such money should be allocated, provided that amounts dedicated to creative development and production of advertisements on a per advertisement basis shall be mutually agreed upon each year and shall be at least consistent with past practice under the Prior Agreements. Once the allocations have been made and the advertising needs determined, MSO


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shall be responsible for developing all creative elements of, and, with respect to television advertisements, producing, all advertising for the Licensed Products. In doing so, MSO may, subject to the approved budgets, retain independent advertising agencies, production companies and photographers to assist in developing, creating and producing the advertisements. All such advertisements remain subject to Kmart's approval. Kmart shall pay MSO the budgeted amounts for all creative development and production, out of which MSO shall pay any third party fees including, where appropriate and approved, any creative service fees to MSO. All media buying for advertising of the Licensed Products will continue to be done by Kmart's advertising agency of record. Kmart further agrees to continue purchasing advertising, whether or not for Licensed Products, in Martha Stewart Living media properties at 2001 expenditure levels.

      (3) With respect to each television commercial relating in whole or part to the Licensed Products and featuring Stewart, Kmart shall pay to MSO [ * * * ] for Stewart's appearance in each such commercial. The foregoing payment shall be an advance against all residuals owed to Stewart pursuant to any applicable union, guild, or collective bargaining agreement on account of the use and reuse of such commercials, provided that such residuals shall be credited and payable at twice scale. Kmart shall pay or cause to be paid any and all pension, health and/or welfare fund payments required by reason of Stewart's services hereunder pursuant to any applicable union, guild or collective bargaining agreement and covenants that Kmart, or any other entity for whom Stewart is rendering her services in connection with each such commercial, shall be a signatory to any applicable union, guild and collective bargaining agreement. The per commercial fee payable hereunder shall increase by 4% each calendar year.

      (4) Kmart shall sell Licensed Products only through the Martha Stewart Everyday "store-in-store" format, including, but not limited to, the fixturing, signage, and layouts of such "store-in-stores." Unless there are compelling business reasons dictating otherwise, Licensed Products shall be sold in dedicated, full-run shelf-space. In no event will products that compete with Licensed Products be commingled with Licensed Products in Kmart stores. The "store-in-store" format employed by Kmart shall be developed with the assistance of MSO and shall be subject to MSO's reasonable approval.

      IX. Property Retention. (1) All right, title and interest in the Licensed Property including, without limitation, all copyrights, trademarks and other rights therein (and all renewals and extensions thereof) shall be owned exclusively by MSO. Subject to the terms of this Agreement, MSO shall have the sole unrestricted right to exploit the Licensed Property in its sole discretion in any manner in perpetuity in any and all media throughout the world whether now known or hereafter devised with no further obligation whatsoever to Kmart or any third party. Any use which Kmart may be permitted to make of the Licensed Property pursuant to this Agreement shall be subject to MSO's prior approval as specified herein.

      (2) Kmart confirms the sole ownership by MSO of the Licensed Property and agrees that all use by Kmart of the Licensed Property shall inure solely to the benefit of MSO and, as such, Kmart shall not at any time acquire any rights in the Licensed Property or otherwise by virtue of any use or exploitation Kmart may make thereof.

      (3) All rights in the Licensed Property other than those specifically granted herein are reserved by MSO for its sole use and benefit and exploitation in its sole discretion. Upon the expiration or termination of this Agreement for any reason whatsoever, all rights in the Licensed


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Property shall automatically revert to MSO for its sole use and disposition with no further obligation whatsoever to Kmart or any third party, provided, however, Kmart shall have six months from the date of termination, or three months from expiration, whichever the case may be, to sell all units of Licensed Products purchased or ordered before expiration or termination of this Agreement and to use the associated Materials approved pursuant to this Agreement prior to such expiration or termination to accomplish such sell-off. MSO shall be paid royalties on all such sales at the applicable rates under this Agreement.

      (4) Kmart agrees to promptly inform MSO of any use by any person or entity of a trademark, servicemark or design similar to the Licensed Property which comes to the attention of Kmart and which Kmart has reason to believe could be a use unauthorized by MSO. MSO shall have the sole right to determine whether or not any action shall be taken on account of any infringement and Kmart shall join in such action at Kmart's expense if MSO so requests. Kmart shall have no right to take any action with respect to the Licensed Property without prior written approval from MSO which approval shall not be unreasonably withheld. MSO and Kmart shall share any award of damages net of costs including, without limitation, attorneys' fees and disbursements, as a result of such actions, in proportion to their respective damages suffered by such infringement.

      (5) All designs, concepts, patterns, names and other intellectual property (including copyright rights) in materials relating to the subject matter of this Agreement or any Prior Agreement that are developed and/or created by MSO shall be owned solely by MSO. All designs, concepts, patterns, names and other intellectual property (including copyright rights) in materials relating to the subject matter of this Agreement or any Prior Agreement that are developed and/or created by third parties under MSO's direction, or which are incorporated into the Licensed Products and/or the Materials at MSO's request, shall, as between MSO and Kmart, be owned solely by MSO. All designs, concepts, patterns, names and other intellectual property (including copyright rights) in materials relating to the subject matter of this Agreement or any Prior Agreement that are developed and/or created by Kmart shall be owned solely by Kmart. Subject to all other provisions of this Agreement, the physical elements of all Materials will be and remain the property of Kmart, provided that, in the event MSO owns the intellectual property therein, Kmart will provide the necessary access to enable MSO to duplicate any such Materials.

      (6) Nothing contained herein shall be construed as an assignment or grant to Kmart of any right, title or interest in or to the Licensed Property, it being understood that all rights thereto are reserved exclusively by MSO, except for the license granted hereunder as specifically described herein.

      X. Representations and Warranties. (1) By MSO. MSO represents and warrants to Kmart that (i) it has the full right and authority to enter into this Agreement and to grant the licenses herein, and (ii) Kmart's authorized use of the Licensed Property shall not infringe or violate the rights of any third parties.

      (2) By Kmart. Kmart hereby represents and warrants to MSO that (i) it has the full right and authority to enter into this Agreement and the relationship contemplated herein, (ii) the manufacture, distribution, marketing, sale and use of the Licensed Products shall not violate or infringe upon any rights whatsoever of any third party (except as a result of a breach of MSO's representations and warranties), (iii) the Licensed Products (including any labeling thereon) will conform in all respects to, and satisfy applicable requirements of, applicable federal, state and local laws, orders and regulations, and (iv) Kmart has sufficient systems to accurately track, and that it will accurately track, all Sales.

      XI. Indemnification. (1) Kmart agrees to defend, indemnify and hold harmless MSO and its officers, directors, members, shareholders, employees and representatives from, in respect of and against any and all claims, losses, liabilities, expenses (including, without limitation, reasonable attorneys' fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings ("Claims") arising out of the breach of any of Kmart's representations, warranties or covenants hereunder (or under any Prior Agreement) or out of the manufacture, design, purchase, promotion, advertising, distribution, use or sale of Licensed Products, including, without limitation, any claims for product liability (a "Kmart Claim"). MSO agrees to notify Kmart within a reasonable time after it receives notice of any Kmart Claim and Kmart shall promptly assume MSO's defense thereof either directly or through counsel to any relevant vendor. MSO shall have the right to participate in the defense of any Kmart Claim with counsel of its choosing and at MSO's expense. Any settlement which affects the Licensed Property or otherwise contains a remedy other than the payment of money damages by Kmart (which in any way impacts upon MSO) must be approved in writing in advance by MSO.

      (2) MSO agrees to defend, indemnify and hold harmless Kmart and its officers, directors, shareholders, employees and representatives from, in respect of and against any and all Claims arising out of the breach of any of MSO's representations, warranties or covenants hereunder (or under any Prior Agreement) or for copyright, trade dress, or trademark infringement or unfair trade practice arising directly out of Kmart's authorized use of the Licensed Property (an "MSO Claim"). Kmart agrees to notify MSO within a reasonable time after it receives notice of any MSO Claim and MSO shall promptly assume Kmart's defense thereof. Kmart shall have the right to participate in the defense of any MSO Claim with counsel of its choosing and at Kmart's expense. Any settlement which contains a remedy other than the payment of money damages by MSO (which in any way impacts upon Kmart) must be approved in writing in advance by Kmart.

      XII. Insurance. Kmart shall maintain in full force and effect comprehensive general liability insurance (the "Insurance"), including, without limitation, product liability insurance, covering all Licensed Products sold by it as well as any liability on its part or the part of MSO in the amount of at least $25,000,000 per occurrence and $100,000,000 in the aggregate. The Insurance shall be placed with an insurer or insurers of recognized worth and reputation, duly licensed to carry on the business of insurance in all parts of the Territory and shall name Martha Stewart, MSO, its officers, directors, employees, representatives or agents as additional insureds, for coverage against all forms of liability for death or injury to any individual, and for loss or damage to property. The Insurance shall provide for primary coverage and not contributory coverage, notwithstanding any other insurance which MSO may obtain or maintain. The Insurance shall provide for prior written notice to MSO of cancellation, lapse or material change in the Insurance and Kmart shall provide MSO with a certificate of insurance as evidence of the Insurance prior to, or as soon as practicable after, the execution hereof. MSO hereby acknowledges that Kmart self-insures a per claim deductible in the amount of $2,000,000.

      XIII. Guaranteed Products. Kmart agrees to manufacture and market Licensed Products in the categories of merchandise set forth on Schedule XIII hereto upon request from MSO and to use reasonable commercial efforts to cause Licensed Products in each such product category to be available at each Kmart store.

      XIV. Projections. Schedule XIV sets forth the projections for annual Sales relating to the Initial Products through the Term and the Extension, if any, as of the date hereof (the "Initial Projections"). Promptly following the execution of this Agreement, MSO and Kmart agree to develop a strategy for materially increasing Sales in each Product Category to the maximum extent practicable. The projections set forth on Schedule XIV shall be increased as a result of the outcome of such efforts (the projections as they may be increased from time to time, the "Projections"), and MSO and Kmart agree to meet at least annually to strategize and otherwise develop programs and plans to maximize Sales and increase Projections. Kmart agrees to use its best efforts to cause Sales to equal or exceed the Projections.

      XV. [ * * * ].

      XVI. Kmart Bridal and Gift Registry. MSO hereby grants Kmart the right to offer the Licensed Products as part of a Kmart bridal and/or gift registry program, provided that the registry is not branded with the name "Martha Stewart" or any related trademark and all aspects of the sale, marketing, presentation, promotion and advertisement of the Licensed Products in connection therewith shall be subject to the same approvals, rights, and processes as the sale, marketing, presentation, promotion, and advertisement of the Licensed Products under this Agreement generally.

      XVII. Termination. (1) Subject to subparagraph (2) below, this Agreement may be immediately terminated by either party in the event a material breach hereof by the other party continues uncured for a period of 30 days after written notice thereof, provided, however, such cure period shall be 15 days with respect to payments due hereunder.

      (2) In the event of termination or expiration of this Agreement, all rights granted hereunder shall terminate and revert to MSO for its sole use and disposition without any further obligation to Kmart.

      XVIII. Uniqueness of Services. The services to be performed by MSO and the rights and privileges granted to Kmart hereunder are special, unique and incapable of replacement and the loss thereof may not be reasonably or adequately compensated in an action at law. Additionally, MSO's failure or refusal to perform the obligations hereunder may cause irreparable harm or damage. In the event of a material breach by MSO, Kmart shall be entitled, in addition to any other remedies available to it, to seek injunctive or other equitable relief against it to prevent the continuance of such failure or refusal or to prevent it from performing services or granting rights to others in violation of this Agreement.

      XIX. Services. MSO assumes no liability whatsoever for service, defects or breach of warranty or any type of product liability claim whatsoever regarding Licensed Products. In the event that an ultimate purchaser of such a Licensed Product or any other third party claims it to be defective, in breach of warranty or in need of service, Kmart or its vendor shall assume all obligations, liability, cost and expense relating in any manner to such Licensed Product including, without limitation, any claimed defect, breach of warranty or service need. In the event any such Licensed Product is returned to MSO on account of any claimed defect, breach of warranty or service need, MSO shall promptly notify Kmart regarding such Licensed Product and claim and shall forward the same within a reasonable time to a reasonable destination designated by Kmart for handling of the returned Licensed Product by Kmart or its vendor. Kmart agrees to reimburse MSO for all reasonable costs incurred in connection with such returns. Kmart agrees to keep MSO timely informed of any material problems with any Licensed Product and shall meaningfully consult with MSO in a timely fashion in the event Kmart and/or any vendors of Licensed Products interact with the United States Consumer Product Safety Commission ("CPSC") and before any Section 15 Report relating to any Licensed Product is filed with CPSC.

      XX. Creative Services. As reasonably requested by Kmart, MSO shall periodically provide creative personnel to consult with Kmart regarding issues relating to overall Kmart advertising, store layout and other brand issues.

      XXI. Assignment. No party may assign any right or obligation under this Agreement, other than the right to receive money, to any person or entity other than its parent or subsidiary companies or a purchaser of all or substantially all of the assets of a party, without the express written consent of the other party, provided that MSO shall have the right to assign its interests under this Agreement to any entity in which Martha Stewart owns a majority of the equity, and which at or about the time of such assignment acquires the rights to the Licensed Property licensed to Kmart hereunder. Notwithstanding the foregoing, in the event either party enters into a transaction in which it sells or otherwise conveys substantially all of the assets relevant to such party's performance of its obligations hereunder, the other party shall have the right to compel assignment of this Agreement as part of such transaction. MSO shall have the right to cause any of its contractual obligations hereunder to be fulfilled by an affiliate of MSO, and any such fulfillment shall be deemed a fulfillment of such obligation by MSO. For purposes of clarity, it is acknowledged that Martha Stewart Living Omnimedia LLC and Martha Stewart Living Omnimedia, Inc. (collectively, "MSLO") were each predecessors-in-interest to MSO under the Prior Agreements, and references herein to MSO in connection with the Prior Agreements or actions taken thereunder shall include references to MSLO as the context requires.

      XXII. Choice of Law. This Agreement shall be construed and enforced in accordance with laws of the State of Michigan.

      XXIII. No Joint Venture. Neither party shall be or be deemed to be an agent, employee, partner or joint venturer of or for the other party.

      XXIV. Confidentiality. After the date hereof, each of Kmart and MSO (i) shall hold and shall cause its officers, directors, employees, agents, accountants, representatives and advisors ("Representatives") to hold in strict confidence all the terms of this Agreement and the Prior Agreements and all information furnished to such party or its Representatives in connection with the transactions contemplated by this Agreement as well as information concerning the other party contained in analyses, compilations, studies or other documents prepared by or on behalf of such party (collectively, the "Information"); provided that the Information shall not include any information which has become (A) generally available to the public other than as a result of a disclosure by such party or such party's Representatives, (B) available to such party on a non-confidential basis from a source other than the other party or the agents of one of them if such source is to such party's knowledge entitled to disclose such information, or (C) independently acquired or developed by such party; and (ii) shall not, without the prior written consent of the other party, release or disclose any Information to any other person, except (A) to such person's Representatives who need to know the Information in connection with the consummation of the transactions contemplated by this Agreement, who are informed by such person of the confidential nature of the Information and who are caused by the relevant party to comply with the terms and conditions of this
Section XXV, and (B) as may be required by applicable law, regulations or legal processes (including, without limitation, any disclosures of Information which are required to be made by applicable securities laws in connection with any financing activities of either party or standard disclosure requirements under the Securities Exchange Act of 1934, as amended). The parties hereto agree to cooperate with respect to a joint press release announcing the execution of this Agreement.

      XXV. Notice. All notices under this Agreement shall be in writing and shall be given by either party by certified mail, guaranteed express mail or facsimile (confirmation of delivery received) as follows:

If to MSO:

                  MSO IP Holdings, Inc.
                  11100 Santa Monica Boulevard
                  Suite 600
                  Los Angeles, California 90025

      copy to:

                  Howard Shire, Esq.
                  Kenyon & Kenyon
                  One Broadway
                  New York, New York  10004

If to Kmart:

                  Kmart Corporation
                  3100 West Big Beaver Road
                  Troy, MI 48084
                  Attention: General Counsel

                  Facsimile No.  (248) 463-1054

      copy to:

                  Kmart of Michigan, Inc.
                  Suite 329
                  3250 West Big Beaver Road
                  Troy, MI 48084
                  Attention: Intellectual Property Counsel.

                  Facsimile No.  (248) 637-3057

      XXVI. Compliance with Human Rights and Labor Standards. Kmart warrants and represents that purchase order terms and conditions for the purchase of all Licensed Products require that such merchandise conforms in all respects with all applicable federal, state and local laws, orders and regulations. Kmart will require all manufacturers of Licensed Products hereunder to sign a Certification of Compliance substantially similar to the form attached hereto as Schedule XXVII. Upon written request from MSO, Kmart shall supply MSO with the identification of all manufacturers of Licensed Products. Upon reasonable prior written notice of MSO and at MSO's sole expense, MSO shall have the right to inspect the physical facilities of any manufacturer of Licensed Products for the purpose of assuring that such manufacturer is in satisfactory compliance with legal and ethical human rights and labor standards and shall have the right to refuse approval of any Licensed Product manufactured by any such manufacturer which after such inspection may be reasonably found not to be in substantial compliance with such standards.

      XXVII. Bankruptcy. Kmart and MSO shall each, in addition to its other rights, have the right, on written notice to the other, to terminate this Agreement if the other party files a petition in bankruptcy, or is adjudicated a bankrupt, or if a petition in bankruptcy is filed against it and is not dismissed within (60) days thereafter, or if it becomes insolvent, or makes an assignment for the benefit of creditors, or files a petition or otherwise seeks relief under or pursuant to any federal or state bankruptcy, insolvency or reorganization statute or procedure, or if a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets (and such receivership is not discharged within sixty (60) days thereafter).

      XXVIII. Integration. This Agreement shall be the final and complete agreement between Kmart and MSO with respect to the subject matter hereof. No representations, inducements, premises or understandings exist in relation to the subject matter hereof, whether oral or written, except as expressly set forth herein, and this Agreement shall supercede all prior understandings, agreements, contracts or arrangements between the parties, whether oral or written, unless otherwise expressly incorporated herein. No agreement or other understanding purporting to add to or to modify the terms and conditions hereof shall be binding unless agreed to by the parties in writing. Any terms or conditions in any forms of the parties used in the performance of this Agreement which are in conflict with the terms and conditions hereof shall be void. Notwithstanding the foregoing, the Prior Agreements shall continue in full force and effect through July 31, 2001, and shall continue to govern matters arising under such agreements prior to August 1, 2001 (including, without limitation, payment obligations relating to periods prior to August 1, 2001), unless otherwise indicated herein.

      XXIX. Interim Period. From the date hereof through July 31, 2001, Kmart agrees that it shall continue to conduct its purchasing practices with vendors and inventory replenishment practices and all other matters relating to the calculation of the royalties payable under the Prior Agreements in a manner consistent with past practice and without any regard for the switch in the basis for calculating royalties to MSO from wholesale purchases to retail sales that will occur on August 1, 2001.

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                KMART CORPORATION



                                By:  /s/ Charles Conaway
                                     --------------------
                                 Name: Charles Conaway
                                 Title: Chairman and CEO

                                MSO IP HOLDINGS, INC.



                                By:  /s/ Martha Stewart
                                     ------------------
                                 Name:  Martha Stewart
                                 Title:  Authorized Signatory

                                  SCHEDULE I(a)

                                  Home Products

BED ROOM
      Sheets (180 and 200 thread count)
      Mattress pads
      Slip covers
      Pillows (synthetic and natural)
      Pillow cases
      Pillow shams
      Comforters
      Quilts
      Bed Spreads
      Bed Skirts
      Duvet/comforter covers
      Blanket/throws
      Coordinating window treatments
      Coordinating decorative borders and wallpaper
      Coordinating rugs

BATH
      Towels (sheet, beach, bath, hand and wash cloth)
      Shower Curtains
      Coordinating bath rugs
      Bath accessories (tooth brush holder, lotion dispenser, soap dish, tumbler, tissue cover, etc.)
      Waste baskets
      Coordinating window treatments
      Coordinating decorative borders and wallpaper

KITCHEN
      Towels
      Pot holders
      Dish Cloths
      Tablecloths
      Napkins/Napkin rings
      Chairpads
      Placemats
      Coordinating decorative borders and wallpaper
      Coordinating window treatments (curtains, valances, fabric shades, vertical blinds, mini blinds, decorative hardware, drapery, panels, swags, tab tops, top treatments, tiers)
      Coordinating rugs

GENERAL SOFT HOME
      Window treatments (valances, mini blinds, decorative hardware, tab tops, top treatments, tiers)
      Decorative pillows
      Home Fragrances
      Closet Organizers

SEASONAL HOME TEXTILES

HOME TEXTILES FOR BABIES

SCHEDULE I(b)

                                 Garden Products

LIVE PLANTS

INDOOR FLORAL/PLANT KIOSK

OUTDOOR/GARDEN FURNITURE

WATERING EQUIPMENT

LONG HANDLE GARDEN TOOLS

SHORT HANDLE GARDEN TOOLS

GARDEN CUTTING TOOLS

GARDEN GLOVES

FERTILIZERS

SOILS

PEST CONTROL

GARDEN STORAGE & CARRIERS

GARDEN ACCESSORIES

PLANT POTS

GRILLING

OUTDOOR LAWN DECORATION

FALL BULBS

SPRING BULBS

SEED STARTING

WATER GARDENING

SEEDS

BIRD

LIGHTING

                                  SCHEDULE I(c)

                               Housewares Products

HOME

      Dinnerware (ceramic, glass, enamel)
      Flatware (18/0-18/8)
      Glassware (glass, plastic)
      Decorative Accessories
      Lamps and shades
      Picture Frames
      Candles

FOOD

      Kitchenware


KEEPING

      Closet Accessories                        Dish Felt Pads
      Hangers                                   Floor Savers
            Plastic                             Food Storage Containers
            Wood                                Kitchen Containers
            Metal                               Shelf Paper
      Cedar Products/Moth Protection            Trash Receptacles
      Clothing Storage - Bags and Boxes         Recycling Receptacles
            Shoes
            Sweaters
            Blankets
            Hanging
      Closet Shelving Organization Systems
      Laundry Organization Items
      Underbed Storage Containers
      Wire and Cable Ties
      Kitchen Organization Containers
      Kitchen Labels
      Dish Storage Containers


SEASONAL VARIATIONS OF HOUSEWARES PRODUCTS

                                  SCHEDULE I(d)

                                Seasonal Products


[***]

                                 SCHEDULE II(3)

                          ADDITIONAL PRODUCT CATEGORIES

Small appliances

Notions and crafts

Ready-to-assemble furniture

Decorative artificial flowers

Area rugs

Hardware

                                   SCHEDULE IV

                                  Royalty Rates

[ * * * ]

                                  SCHEDULE V(2)

                             Minimum Royalty Amounts

[ * * * ]

                               SCHEDULE VI(1)(ii)

          VENDOR CONFIDENTIALITY AND PROPRIETARY MATERIALS AGREEMENT

                      MARTHA STEWART LIVING OMNIMEDIA, INC.
                               11 WEST 42ND STREET
                            NEW YORK, NEW YORK 10036


                           As of ____________________

[Vendor Name and Address]


      Re:   "Martha Stewart Everyday"

Dear ______________________:

            As you know, you may soon be, or have been, manufacturing products to be sold under the "Martha Stewart Everyday" brand. Although these products will be and/or have been manufactured by you pursuant to agreements between you and certain retailers, you recognize that such retailers have made this agreement a condition to your manufacturing "Martha Stewart Everyday" products (the "Products") for them. Accordingly, in consideration of your selection, or potential selection, to manufacture certain Products, you hereby agree with Martha Stewart Living Omnimedia, Inc. ("MSLO") as follows:

      1. For the purposes of this Agreement, "Proprietary Materials" shall mean all (i) information or material, whether or not in tangible form, relating to MSLO or Martha Stewart or which is supplied to you by MSLO, or which is supplied to you by an Approved Retailer
            (as hereafter defined) in connection with the Products, other than (A) any such information known to you, or material in your possession, prior to the commencement of your discussions regarding the manufacture of Products with any Approved Retailer or MSLO, as the case may be, (B) any such information generally known to, or such materials generally possessed by, the public at large (other than as a result of (X) a breach of this agreement by you, (Y) distribution of the Products, or (Z) the acts of any other party which you know, or have reason to know, is under an obligation of confidentiality to MSLO), and (C) any such information or material acquired by you from a third party (other than a third party which you know, or have reason to know, is under an obligation of confidentiality to MSLO or who acquired such information or material as a result of the distribution of the Products), (ii) materials, whether or not in tangible form, which you develop with MSLO or with any contribution, input, advice or direction whatsoever from MSLO (the "Vendor Materials") (for the sake of clarity, Vendor Materials shall include the entire applicable material, not just the portion developed with MSLO's contribution, input, advice or direction), and (iii) information or materials, whether or not in tangible form, with respect to which you gain access or knowledge as a direct result of (A) your relationship relating to the Products with an Approved Retailer or MSLO, as the case may be, or (B) carrying out any of your obligations to MSLO or an Approved Retailer relating to the Products. Notwithstanding the foregoing, the Proprietary Materials shall include any Materials (as defined below) in which MSLO owns any proprietary rights (including, without limitation, any copyright rights, trademark rights, or other intellectual property rights).

            The Proprietary Materials may include, but are not necessarily limited to, the following: concepts; techniques; data; documentation; research and development; customer lists; advertising plans; distribution networks; new product concepts; intellectual property of all types, including, without limitation, designs, patterns, ideas, and any physical manifestations thereof; prints; sketches; planned introduction dates; processes; marketing procedures; "know-how"; marketing techniques and materials; development plans; names and other information related to strategic partners, suppliers, or vendors; pricing policies and strategic, business or financial information, including business plans and financial pro formas (all of the foregoing, "Materials").

            Notwithstanding the foregoing, the Proprietary Materials shall not include materials you develop at your sole cost and expense with no contribution, input, advice or direction whatsoever from MSLO (the "_____ Materials"); provided, however, that no ______ Materials may in any way contain, embody or reference any Proprietary Materials, including, without limitation, any MSLO trademark, servicemark, mark, name or other designation.

            For purposes of this Agreement, "Approved Retailers" shall mean those entities set forth on Exhibit A hereto, which exhibit may be amended from time to time by MSLO.

      2. You acknowledge that MSLO exclusively owns, in perpetuity and throughout the world, all right, title and interest, including, without limitation, all copyrights, trademarks and other proprietary rights (and all renewals and extensions thereof) embodied in, or related to, the Proprietary Materials, and any and all good will therein. You recognize the great value of the publicity and good will associated with the Proprietary Materials and acknowledge that such value and good will belongs exclusively to MSLO. You agree that you shall not acquire any rights in or to the Proprietary Materials by virtue of your performance of any obligations to MSLO or any Approved Retailer or otherwise. Any use which you may make of the Proprietary Materials shall solely be pursuant to your agreements with MSLO or the Approved
            Retailers in connection with the Products and shall not restrict, limit or otherwise diminish MSLO's rights therein with respect to any other products or use. You hereby acknowledge and agree that the Vendor Materials shall be and/or have been solely created by you as a "work-made-for-hire" specially commissioned by MSLO for use in connection with the Products pursuant to the United States Copyright Act, and any and all extensions and/or renewals thereof, it being understood that in the event any of the Vendor Materials are determined not to be a "work-made-for-hire", then you hereby irrevocably assign to MSLO all rights therein. You represent and warrant that (i) you shall not undertake or cause any third party to undertake any act that violates, infringes, diminishes, challenges or otherwise conflicts with MSLO's exclusive ownership of all rights, title and interest in and to the Proprietary Materials, and (ii) that MSLO's exploitation of the Vendor Materials shall not infringe the rights of any third party.

1. All notes, data, reference materials, sketches, drawings, memoranda, documentation and records in any way incorporating or reflecting any of the Proprietary Materials shall belong exclusively to MSLO and you agree to turn over all copies of such materials in your possession or control to MSLO upon the earlier of MSLO's request or termination of the final agreement pursuant to which you manufacture any Products.

2. You shall hold in confidence and not directly or indirectly reveal, report, publish, disclose or transfer any of the Proprietary Materials in any form to any person or entity, nor shall you utilize any of the Proprietary Materials for any purpose, except in each case as may be necessary in the course of your manufacture of Products, provided that no Proprietary Materials which are designated as being "confidential" by MSLO may be revealed, reported, published, disclosed or transferred without the express written consent of MSLO. You shall cause each of your employees, agents or representatives that is provided access to any Proprietary Materials to abide by the same obligations and restrictions to which you are subject hereunder.

3. You agree that you shall not sell any products incorporating any of the Proprietary Materials to any entity other than MSLO or an Approved Retailer, except as expressly permitted herein.

4. Upon receipt of a notice from MSLO or an Approved Retailer that any Products manufactured by you are deficient in quality or are not consistent with the relevant specifications, or in the event of an Overrun (as hereafter defined), you may sell such deficient Products or Products with respect to which there has been an Overrun (collectively, "Excess Products") to parties other than Approved Retailers, provided that (i) no use of or reference to the name Martha Stewart, MSLO or any variation thereof is used in connection with any advertising, publicity, labeling, wrapping or packaging with respect to any such sales, (ii) that prior to making any such sale you receive assurances from the party to whom you sell such Excess Products that they will comply, and will cause any subsequent purchasers to comply, with the terms of sub-clause (i) above, and (iii) that such sales are made to purchasers who have warranted to you in writing that they shall only re-sell the Excess Products outside of North America (unless prior approval for North American sales is received from MSLO or the Approved Retailer for whom the Excess Products were originally manufactured). For purposes of this Agreement, there shall be an "Overrun" on a Product only in the event that (1) you have received notice from all Approved Retailers for whom you manufacture such Product that such Approved Retailers do not intend to purchase any more of such Product from you in the future, (2) you have delivered to the relevant Approved Retailers and to MSLO the amount of Product in your possession with respect to which there is an Overrun, and (3) MSLO and the relevant Approved Retailers have approved the quantity of such Overrun. MSLO and the Approved Retailers may, in their sole discretion, limit the amount of Excess Product you may dispose of pursuant to the terms of this paragraph if they determine that the amount of such Products that you have on hand for such disposal is excessive and beyond the quantity you would have possessed had you followed a normal and prudent manufacturing schedule.

5. In the event that you receive a request to disclose any Proprietary Materials under a subpoena or court order, you will (a) promptly notify MSLO thereof, (b) consult with MSLO on the advisability of taking steps to resist or narrow such request, and (c) if disclosure is required or deemed advisable, cooperate with MSLO in any attempt that it may make to obtain an order or other reliable assurance that confidential treatment will be accorded to designated portions of the Proprietary Materials.

6. Because of the unique nature of the Proprietary Materials, you understand and agree that MSLO will suffer irreparable harm in the event that you fail to comply with any of your obligations hereunder and that monetary damages may be inadequate to fully compensate MSLO for such breach. Accordingly, you agree that MSLO will, in addition to any other remedies available to it at law or in equity, be entitled to injunctive relief, including, without limitation, temporary restraining orders and/or preliminary injunctions, to enforce the terms of this Agreement. In the event of any breach or purported breach by MSLO hereunder, your rights shall be limited to an action at law for money damages actually suffered. In no event shall you be entitled to rescission, injunction or other equitable relief of any kind.

7. In case any one or more of the provisions (or portions of the provisions) of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement and this Agreement shall be construed as if the invalid, illegal or unenforceable provisions (or portions of the provisions) had never been contained therein.

8. In the interest of being guided by a well-developed body of law in the event of a dispute, the parties agree that this Agreement, including the validity and enforceability hereof, shall be interpreted in accordance with the laws of the State of New York pertaining to agreements made and performed therein, and the courts located in the State of New York, County of New York (federal, if jurisdiction is present, state, if federal jurisdiction is lacking), shall have exclusive jurisdiction and venue over all disputes hereunder.

            Upon execution hereof by your authorized signatory, this letter shall constitute a binding agreement between you and MSLO, enforceable according to its terms.

                                Sincerely yours,

                              MARTHA STEWART LIVING OMNIMEDIA, INC.


                              By:_______________________________
                                 Name:
                                 Title:

ACCEPTED AND AGREED BY:

______________________________


By:____________________________
   Name:
   Title:

      EXHIBIT A

Kmart Corporation

Hudson's Bay Company

                                 SCHEDULE VI(4)

             VENDOR SELECTION STANDARDS, POLICIES AND PROCEDURES

A.    BEST QUALITY DESIGN

      1. An acceptance that Martha Stewart Everyday is the driver of product content defined as design, packaging, and all other consumer-related "facings"; and willingness to work in an open-minded and highly responsive development and design process that is based upon: a) hearing MSE's requirements, and b) meeting those needs through vendor knowledge and experience.

      REQUEST: MSE REQUESTS THAT KMART TAKE VENDOR WILLINGNESS TO WORK WITH AND FOR MSE DURING PRODUCT DESIGN AND DEVELOPMENT INTO ACCOUNT IN SELECTING MANUFACTURERS FOR THE MSE PRODUCT COLLECTIONS AND LINES.

      2. A desire to work with MSE and Kmart to meet and beat "best of industry" standards for all product SKU's and agreement to work within a process of prototype-testing with Kmart that ensures all product meets "best" standards prior to production and shipment.

      REQUEST: MSE REQUESTS THAT KMART AND THE VENDORS WORK WITH MSE TO DEVELOP "BEST OF INDUSTRY" STANDARDS FOR ALL MSE SKU'S, AND THAT ALL SKU'S BE TESTED TO "MEET OR BEAT" THESE STANDARDS. FOR THOSE SKU'S THAT FAIL TO MEET "BEST OF" STANDARDS, PRODUCT IS RECALLED AND IS NOT STOCKED OR RESTOCKED UNTIL STANDARDS ARE MET.

B.    MAINTAIN QUALITY THROUGH MANUFACTURING

      1. A willingness of the vendor to inspect, inspect, inspect "out the door".

      REQUEST: VENDORS SET A "ZERO" DEFECT TOLERANCE TARGET LEVEL TO BE MONITORED ON SITE BY KMART FOR ALL MSE PRODUCT PRODUCED AND SHIPPED, INCLUDING THE OUTPUT OF ALL SUBCONTRACTED MANUFACTURING.

      2. A willingness by Kmart to inspect, inspect, inspect "in the door" and "on the floor".

      REQUEST: MSE REQUESTS THAT KMART SIGNIFICANTLY IMPROVE ITS IN-STORE AUDIT WORKFORCE AND CAPABILITIES TO FILTER OUT ANY IN-STORE MSE MERCHANDISE THAT DOES NOT MEET APPROVED PRODUCT STANDARDS AND THAT THIS PRODUCT BE RECALLED AND RETURNED TO THE MANUFACTURER WITHOUT PENALTY TO MSE.

C.    COMMUNICATE WITH THE CUSTOMER IN BRAND TERMS

      1. Over and above "best of breed" product, willingness to honestly disclose to MSE any and all potential "maintenance" problems with the product, set reasonable consumer expectations, and immediately rectify all problems.

      REQUEST: THE SEWN IN LABELS AND HANG TAGS FULLY DISCLOSE ALL POTENTIAL MAINTENANCE "ADVISORIES" AND CARE TIPS, AND EXPECTED SHRINKAGE/STRETCH ADJUSTMENTS. CONSUMER PROBLEMS BE IMMEDIATELY RECTIFIED IN WRITING AND THROUGH REFUND PROGRAMS.

      2. Agreement to qualify foreign manufacturing operations up-front against Kmart/MSE standards prior to commencing manufacturing.

      REQUEST: MSE REQUESTS THAT THE PROCEDURES RECENTLY INSTITUTED BE FORMALLY DOCUMENTED AND THAT ALL RESULTS BE PROMPTLY PASSED TO MSE AND THE VENDORS. ALSO THAT A HIGH LEVEL POINT PERSON (EXECUTIVE) BE RESPONSIBLE AND ACCESSIBLE TO MSE TO ASSURE PROMPT RESOLUTION AND FOLLOW UP WHEN PROBLEMS ARISE.

      3. Agreement by all vendors, foreign and domestic, to uphold the highest level of manufacturing standards with regard to Human Rights and fair treatment of the vendors' workforce.

      REQUEST: ALL VENDORS USE THE KMART 35-PAGE CHECKLIST TO QUALIFY AND ALL FOREIGN AND DOMESTIC PLANTS PRIOR TO COMMENCING ANY MSE MANUFACTURING AND THAT VENDORS ALLOW KMART AND MSE ACCESS TO ITS FACILITIES TO HELP ASSURE THAT COMPLIANCE STANDARDS ARE MET. KMART AGREES THAT NO VENDOR WILL BE USED WHO DOES NOT MEET THESE STANDARDS.


                                EXCLUSIVELY AT KMART

                                 SCHEDULE VI(8)

                          Specifics to Garden Products

      (A) Under the Garden Agreement, live plants sold in connection with the Licensed Property were intended to be sold pursuant to Schedule VI(7) of that agreement. Following the execution of this Agreement the parties will cooperate in good faith to revise that Schedule VI(7) to eliminate the roll of the Designated Broker and the Required System and to otherwise simplify the program in mutually agreeable ways, provided that the program will continue to be comprised of Martha Picks and MSEG Commodities, that MSO will continue to have the ability to determine the Martha Picks and will endeavor, along with Kmart, to maintain the secrecy of such picks, and that MSO will be permitted to approve all care and other instructions relating to the live plants. The revised
Schedule VI(7) will be adopted and become a part of this schedule.

      (B) Garden Products that are intended for indoor use shall generally be available for sale at Kmart year-round. Garden Products that are intended for outdoor use shall generally be available at all times from March 1 to September 15 of each year (the "Outdoor Availability Period") and at any other times the parties deem desirable, provided that, with respect to certain Kmart Stores located in the southern, southwestern and western portions of the Territory, such products shall be available during longer periods (such periods and such individual stores to be mutually determined by the parties). In the event of unseasonal weather in particular regions of the Territory, Kmart and MSO shall mutually agree on whether certain products intended for outdoor use should be withheld from sale during a portion of the Outdoor Availability Period.

      (C) MSO shall be entitled to select the vendors who supply Licensed Products that fall within the "All Natural Organics" product categories.

      (D) Kmart hereby agrees to dedicate funds annually throughout the Term to the promotion of Sales of the Garden Products through innovative, MSO sponsored events or promotions consistent with the publication of the Martha Stewart Everyday Garden magazine in 2001 or the planned sponsorship of the National Flower Show in 2000. MSO and Kmart shall mutually agree each year on the nature of the event or project and the cost thereof, but it shall generally be a Martha Stewart-branded project or promotion intended to enhance Martha Stewart-brand awareness and Sales of Garden Products at Kmart.

                                  SCHEDULE XIII

                               GUARANTEED PRODUCTS



GARDEN

                  1999                  2000                       2001
TOOL SHED
                  Garden Fork           Compost Bin                "Best" Level
                  Round Point Shovel    LH Bulb Planter
                  Flat Head Hoe         Square Spade
                  Bamboo Rake           Border Spade
                  Garden Rake           Heart Hoe
                                        Wheel barrow
                                        Hedge Shears
                                        Loppers
                                        Small Bamboo Rake
                                        Compost Fork
                                        Pistol Grip Saw
                                        Large Pruning Saw
                                        Pole Pruner
                                        Bow Saw

TOOL BAG
                  Pruning Shears        SH Bulb Planter            "Best" Level
                  Trowel                Garden Reel
                  Hand Cultivator       Fishtail Weeder
                  Hand Weeder           Holster for Shears
                  Planting Dibber       Mini Claw Cultivator
                  Tool Bag

STORAGE
                  Large Galvanized Bin  Garden Cart                Storage Hooks
                  Galvanized Bucket     Large Plastic Bin/Leaf     Med Plastic Bin
                  Soil Scoop            Small Bucket w/ Handle     Small Plastic Bin
                  Harvest Basket        Compost Pail w/ Lid        Wire Harvest Basket
                                        Folding Tarp/Leaf
                                        Small galvanized Bucket
                                        Lid for Galv. Bucket
                                        Scoops - large and small
                                        Tool Storage Rack

INDOOR FLORAL
                                        Floral Shears
                                        Plant Mister
                                        Small Watering Can
                                        Folding Floral Knife
                                        Floral Buckets
                                        Thinning Clippers
                                        Arranging Kit

WATERING
                  Watering Can          (4) Sprinklers
                  50' Garden Hose       80' & 100' Garden Hose
                  Quick Coupler Set     Watering Wand

                  Adjustable Grip Nozzle          Soaker Hose
                  Skylands Sprinkler              Hose Hanger or Reel
                                                  Manual Irrigation Timer
                                                  Electronic Irrigation Timer
                                                  Misting Rose
                                                  Shut Off Valve

ACCESSORIES
                  Bamboo Stakes (3', 5')          Sharpener for Shovel                 Wide Brim Hat
                  Metal Plant Labels              Clogs
                  Wooden Plant Labels 2 sizes     Bamboo Stakes (7')                   Tool Belt
                  Pen for Plant Markers
                  Twine (2 weights_                                                    Apron
                                                                                       Plant Supports Nails

SEED STARTING
                                                  Planting Tray
                                                  Large Cell Seed Starting Insert
                                                  Small Cell Seed Starting Insert
                                                  Planting Dome
                                                  Seed Starting Mix
                                                  Mist Bottle
                                                  Small Wood Plant Labels
                                                  Cold Frame

GLOVES
                  Printed Jersey (W)              Plaid Jersey
                  Non-Skid Jersey                 Dot Jersey w/ Vinyl
                  Printed Jersey (K)              Plaid Jersey w/ Vinyl
                                                  Solid Jersey w/ Suede
                                                  Non-Skid Jersey (M)
                                                  Leather/Goatskin (W)
                                                  Suede Work Glove (W)
                                                  Solid Twill (W)
                                                  Surgical (W)
                                                  1 x 1 Rib Knit/Nitrile (W)
                                                  Velux
                                                  Fleece Chore Glove (M)
                                                  Solid Jersey (M)
                                                  Leather (M)
                                                  Surgical (M)
                                                  Heavy Suede & Twill (M)
                                                  Twill (M)
                                                  Heather Jersey (K)
                                                  Solid Jersey w/ Suede (K)

OUTDOOR POTS
                  Garland Rose                    "Better" / "Best" Plastic/Seasonal
                  Rolled Rim - Large              "Better" / "Best" Clay
                  Rolled Rim - Small
                  Basketweave

SOILS
                  General Soil Mix                Orchid Mix
                  Soilless Mix with Bark          Bulb Mix
                                                  Indoor Plant Mix

FOODS/FERTILIZERS
                          Rose                        Soil Testing Kit
                          Tomato/Vegetable            Fish/Seaweed Concentrate
                          Acid Loving                 Fish/Seaweed Concentrate Tree & Shrub
                          Bonemeal                    Basic/Granular Tree & Shrub
                          Bulb Food
                          All Purpose

OUTDOOR LIGHTING
                                                      Solar/Low Voltage                                   Outdoor Decor Lighting
                                                      Lighting & Accessories

TRELLIS/EDGING/FENCE
                                                      Expandable Trellis
                                                      Basis Arch
                                                      Wild Lattice Components
                                                      Pound-in Edging
                                                      Rolled Edging

CHILDREN'S GARDEN
                                                      Children's Tool Set (Cultivator, trowel, weeder)
                                                      Bamboo Leaf Rake
                                                      Shovel
                                                      Cultivator
                                                      Garden Rake

BIRDS
                                                      Seed                                                "Best" Level
                                                      Suet
                                                      Bird Baths
                                                      Feeders
                                                      Bird Houses

LAWN/ORNAMENT/DECOR
                                                      Stone/Concrete Decor                                "Better"/"Best" Levels

PEST CONTROL
                          Mosquito Barrier            Garden Insecticide
                          Yellow Jacket & Flying      Garden Pesticide
                                  Insect Trap         Garden Fungiside
                          Flying Insect Killer
                          Wasp & Hornet Killer
                          Ant Killer


HOUSEWARES

FOOD

      Enamel Cast Iron Cookware
      Cast Iron Cookware
      Enamel Steel Cookware
      Anodized Aluminum Cookware
      Stainless Steel Cookware
      Aluminum Cookware
      Metal Bakeware

      Ceramic Bakeware
      Glass Bakeware
            Clear
            Colored
      Cutlery
            Serrated
            Non-Serrated
      Tea Kettles
      Kitchen Gadgets & Utensils
            Wooden
            Stainless Steel
            Nylon
            Melamine
            Ergonomic
      Specialty Cookware
            Ethnic
            Healthy
      Barbeque Accessories
      Baking Gadgets & Utensils
      Mixing Bowls
            Glass
            Stainless Steel
            Plastic
            Ceramic
      Spice Racks
      Cleaners for Stainless Steel Cookware

HOME

      Embossed Whiteware Dinnerware
      Mix and Match Stoneware, Dinnerware and Serveware
      Glass Dinnerware
      Plastic Dinnerware
      Beverageware
      Stemware
      Glass Serveware
      Flatware
            18/0
            18/8
      Wooden Serveware
      Enamelware
      Picture Frames
      Mirrors
      Lamps
            Accent
            Desk
            Floor
      Lamp Shades
      Clocks
      Candles
            Scented
            Non-Scented
      Candle Accessories
            Holders
            Snuffers
            Lanterns
            Hurricanes

      Matches

KEEPING

      Closet Accessories
      Hangers
            Plastic
            Wood
            Metal
      Cedar Products/Moth Protection
      Clothing Storage - Bags and Boxes
            Shoes
            Sweaters
            Blankets
            Hanging
      Closet Shelving Organization Systems
      Laundry Organization Items
      Underbed Storage Containers
      Wire and Cable Ties
      Kitchen Organization Containers
      Kitchen Labels
      Dish Storage Containers
      Dish Felt Pads
      Floor Savers
      Floor Storage Containers
      Kitchen Containers
      Shelf Paper
      Trash Receptacles
      Recycling Receptacles

SEASONAL

[TO COME FROM MSO]

                                  SCHEDULE XIV

                                Sales Projections

[ * * * ]

                                  SCHEDULE XXVI

                    LABOR STANDARDS COMPLIANCE CERTIFICATE

All Kmart Vendors:

Kmart is strongly committed to full compliance with human rights and labor standards as related to the manufacturing of all merchandise sold at our stores. As a vendor to Kmart, you must ensure that there is no misstatements as to the true country of origin of your merchandise, and that none of your merchandise is made in whole or in part using any child, forced or prison labor. This obligation applies not only to your own company, but to any subcontractors you may use in producing goods for Kmart.

If Kmart learns that a factory used by any of our vendors for the production of merchandise has committed legal violations, or failed to comply with our standard Kmart order terms, we will:

-     Cancel the affected order(s)

-     Terminate our relationship with the vendor

- Take legal action or pursue other equitable remedies to recoup any financial losses incurred by Kmart

- Assess a payment to the vendor, equivalent to 50 percent of the order(s), that Kmart will donate to a human rights or children's organization

With our current and planned growth in global sourcing, Kmart is increasing our quality control staff to ensure compliance with all applicable human rights and labor standards as well as other critical elements of quality assurance. Consistent with these actions, we expect all of our vendors to increase their factory inspections and take vigilant and immediate action to eliminate any problems that are found to exist.

Please sign and return the following Certification of Compliance to John Rutherford, _______________, 3100 W. Big Beaver, Troy, MI 48084 by
_______________.

Thank you for your prompt attention and personal commitment to this very important matter.

Sincerely,


Kmart Representative


________________________________________________________________________________
Certification of Compliance


"By my signature below, as Chief Executive Officer, and on behalf of my company, I acknowledge receipt of the above letter, and do hereby certify and agree that the company will comply with all applicable labor laws and the order terms and conditions set forth on the back of this agreement for any and all goods supplied to Kmart regardless of country of origin. My company also agrees to make the above assessed payments for donation by Kmart to a human rights or children's organization in the event of failure to comply with the above requirements."



________________________________________________________________________________
(Print) Name & Title - Chief Executive Officer        Signature         Date


________________________________________________________________________________
Company Name & Address


                                       39